SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
               13D-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 1)(1)


                             TLC Vision Corporation
                             ----------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    872549100
                                    ---------
                                 (CUSIP Number)

                                  June 13, 2005
                                  -------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             |_| Rule 13d-1(b)

             |X| Rule 13d-1(c)

             |_| Rule 13d-1(d)


                              (Page 1 of 18 Pages)

----------
         (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act"), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

--------------------------------------------------------------------------------

CUSIP NO. 872549100                      13G           Page      2  of  18 Pages
          ---------                                             ---    ----
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Raj Rajaratnam
--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------

                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY               --------------------------------------------
           OWNED BY
             EACH                       6   SHARED VOTING POWER
          REPORTING
            PERSON                          3,292,700
             WITH                   --------------------------------------------

                                        7   SOLE DISPOSITIVE POWER

                                            0
                                    --------------------------------------------

                                        8   SHARED DISPOSITIVE POWER

                                            3,292,700
--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,292,700
--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                       |_|

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             4.7%
--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------

CUSIP NO. 872549100                      13G           Page      3  of  18 Pages
          ---------                                             ---    ----
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Management, L.L.C.
--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------

                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ------------------------------------------------
           OWNED BY
             EACH                   6       SHARED VOTING POWER
          REPORTING
            PERSON                          3,292,700
             WITH               ------------------------------------------------

                                    7       SOLE DISPOSITIVE POWER

                                            0
                                ------------------------------------------------

                                    8       SHARED DISPOSITIVE POWER

                                            3,292,700
--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,292,700
--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                       |_|

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             4.7%
--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON*

             OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------

CUSIP NO. 872549100                      13G           Page      4  of  18 Pages
          ---------                                             ---    ----
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Management, L.P.
--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------

                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ------------------------------------------------
           OWNED BY
             EACH                   6       SHARED VOTING POWER
          REPORTING
            PERSON                          3,292,700
             WITH               ------------------------------------------------

                                    7       SOLE DISPOSITIVE POWER

                                            0
                                ------------------------------------------------

                                    8       SHARED DISPOSITIVE POWER

                                            3,292,700
--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,292,700
--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                       |_|

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             4.7%
--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------

CUSIP NO. 872549100                      13G           Page      5  of  18 Pages
          ---------                                             ---    ----
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Advisors, L.L.C.
--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------

                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ------------------------------------------------
           OWNED BY
             EACH                   6       SHARED VOTING POWER
          REPORTING
            PERSON                          360,982
             WITH               ------------------------------------------------

                                    7       SOLE DISPOSITIVE POWER

                                            0
                                ------------------------------------------------

                                    8       SHARED DISPOSITIVE POWER

                                            360,982
--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             360,982
--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                       |_|

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.5%
--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON*

             OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------

CUSIP NO. 872549100                      13G           Page      6  of  18 Pages
          ---------                                             ---    ----
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Captains Partners, L.P.
--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                                    Delaware
--------------------------------------------------------------------------------

                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ------------------------------------------------
           OWNED BY
             EACH                   6       SHARED VOTING POWER
          REPORTING
            PERSON                          295,532
             WITH               ------------------------------------------------

                                    7       SOLE DISPOSITIVE POWER

                                            0
                                ------------------------------------------------

                                    8       SHARED DISPOSITIVE POWER

                                            295,532
--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             295,532
--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                       |_|

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.4%
--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------

CUSIP NO. 872549100                      13G           Page      7  of  18 Pages
          ---------                                             ---    ----
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Captains Offshore, Ltd.
--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                                     Bermuda
--------------------------------------------------------------------------------

                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ------------------------------------------------
           OWNED BY
             EACH                   6       SHARED VOTING POWER
          REPORTING
            PERSON                          2,472,168
             WITH               ------------------------------------------------

                                    7       SOLE DISPOSITIVE POWER

                                            0
                                ------------------------------------------------

                                    8       SHARED DISPOSITIVE POWER

                                            2,472,168
--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,472,168
--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                       |_|

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             3.5%
--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON*

             CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------

CUSIP NO. 872549100                      13G           Page      8  of  18 Pages
          ---------                                             ---    ----
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Healthcare Partners, L.P.
--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------

                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ------------------------------------------------
           OWNED BY
             EACH                   6       SHARED VOTING POWER
          REPORTING
            PERSON                          63,500
             WITH               ------------------------------------------------

                                    7       SOLE DISPOSITIVE POWER

                                            0
                                ------------------------------------------------

                                    8       SHARED DISPOSITIVE POWER

                                            63,500
--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             63,500
--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                       |_|

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.1%
--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON*

             CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------

CUSIP NO. 872549100                      13G           Page      9  of  18 Pages
          ---------                                             ---    ----
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Healthcare Offshore, Ltd.
--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Bermuda
--------------------------------------------------------------------------------

                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ------------------------------------------------
           OWNED BY
             EACH                   6       SHARED VOTING POWER
          REPORTING
            PERSON                          451,500
             WITH               ------------------------------------------------

                                    7       SOLE DISPOSITIVE POWER

                                            0
                                ------------------------------------------------

                                    8       SHARED DISPOSITIVE POWER

                                            451,500
--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             451,500
--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                       |_|

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.6%
--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON*

             CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------

CUSIP NO. 872549100                      13G           Page     10  of  18 Pages
          ---------                                            ----    ----
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Communications Partners, L.P.
--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Bermuda
--------------------------------------------------------------------------------

                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ------------------------------------------------
           OWNED BY
             EACH                   6       SHARED VOTING POWER
          REPORTING
            PERSON                          1,950
             WITH               ------------------------------------------------

                                    7       SOLE DISPOSITIVE POWER

                                            0
                                ------------------------------------------------

                                    8       SHARED DISPOSITIVE POWER

                                            1,950
--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,950
--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                       |_|

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.0%
--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------

CUSIP NO. 872549100                      13G           Page     11  of  18 Pages
          ---------                                            ----    ----
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Communications Offshore, Ltd.
--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------

     3       SEC USE ONLY


--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             British Virgin Islands
--------------------------------------------------------------------------------

                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ------------------------------------------------
           OWNED BY
             EACH                   6       SHARED VOTING POWER
          REPORTING
            PERSON                          8,050
             WITH               ------------------------------------------------

                                    7       SOLE DISPOSITIVE POWER

                                            0
                                ------------------------------------------------

                                    8       SHARED DISPOSITIVE POWER

                                            8,050
--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             8,050
--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                       |_|

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.0%
--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON*

             CO
--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------------------------------------------------------------

CUSIP NO. 872549100                      13G           Page     12  of  18 Pages
          ---------                                            ----    ----
--------------------------------------------------------------------------------

                  SCHEDULE 13-G - TO BE INCLUDED IN STATEMENTS
                         FILED PURSUANT TO RULE 13d-1(c)

ITEM 1(A).  NAME OF ISSUER:

                  TLC Vision Corporation

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  5280 Solar Drive, Suite 300
                  Mississauga, Ontario  L4W 4Y2

ITEM 2(A).  NAME OF PERSON FILING:

                  Raj Rajaratnam
                  Galleon Management, L.L.C.
                  Galleon Management, L.P.
                  Galleon Advisors, L.L.C.
                  Galleon Captains Partners, L.P.
                  Galleon Captains Offshore, Ltd.
                  Galleon Healthcare Partners, L.P.
                  Galleon Healthcare Offshore, Ltd.
                  Galleon Communications Partners, L.P.
                  Galleon Communications Offshore, Ltd.

                  Each of the foregoing, a "Reporting Person."

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  For Galleon Management, L.P.:
                  135 East 57th Street, 16th Floor
                  New York, NY 10022

                  For each Reporting Person other than Galleon Management, L.P.: c/o Galleon Management, L.P.
                  135 East 57th Street, 16th Floor
                  New York, NY 10022

ITEM 2(C).  CITIZENSHIP:

                  For Raj Rajaratnam:  United States
                  For Galleon Captains Offshore, Ltd.: Bermuda

--------------------------------------------------------------------------------

CUSIP NO. 872549100                      13G           Page     13  of  18 Pages
          ---------                                            ----    ----
--------------------------------------------------------------------------------

                  For Galleon Healthcare Offshore, Ltd.: Bermuda
                  For Galleon Communications Offshore, Ltd.: British Virgin
                     Islands
                  For each Reporting Person other than Raj Rajaratnam, Galleon
                     Captains Offshore, Ltd., Galleon Healthcare Offshore, Ltd. and Galleon Communications Offshore Ltd.: Delaware.

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

                  Common Stock, no par value

ITEM 2(E).  CUSIP NUMBER:

                  872549100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2 (b) OR
(c), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

ITEM 4.  OWNERSHIP.

         For Raj Rajaratnam, Galleon Management, L.P., and Galleon Management,
            L.L.C.:

         (a) Amount Beneficially Owned:

                  3,292,700 shares of Common Stock

         (b) Percent of Class:

                  4.7% (Based upon 70,485,916 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005)

         (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 3,292,700

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        3,292,700

         For Galleon Advisors, L.L.C.:

         (a) Amount Beneficially Owned:

                  360,982 shares of Common Stock

         (b) Percent of Class:

                  0.5% (Based upon 70,485,916 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005)

--------------------------------------------------------------------------------

CUSIP NO. 872549100                      13G           Page     14  of  18 Pages
          ---------                                            ----    ----
--------------------------------------------------------------------------------

         (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 360,982

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        360,982

         For Galleon Captains Partners, L.P.:

         (a) Amount Beneficially Owned:

                  295,532 shares of Common Stock

         (b) Percent of Class:

                  0.4% (Based upon 70,485,916 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005)

         (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 295,532

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        295,532

         For Galleon Captains Offshore, Ltd.:

         (a) Amount Beneficially Owned:

                  2,472,168 shares of Common Stock

         (b) Percent of Class:

                  3.5% (Based upon 70,485,916 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005)

         (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 2,472,168

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        2,472,168

--------------------------------------------------------------------------------

CUSIP NO. 872549100                      13G           Page     15  of  18 Pages
          ---------                                            ----    ----
--------------------------------------------------------------------------------

         For Galleon Healthcare Partners, L.P.:

         (a) Amount Beneficially Owned:

                  63,500 shares of Common Stock

         (b) Percent of Class:

                  0.1% (Based upon 70,485,916 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005)

         (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 63,500

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        63,500

         For Galleon Healthcare Offshore, Ltd.:

         (a) Amount Beneficially Owned:

                  451,500 shares of Common Stock

         (b) Percent of Class:

                  0.6% (Based upon 70,485,916 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005)

         (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 451,500

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        451,500

--------------------------------------------------------------------------------

CUSIP NO. 872549100                      13G           Page     16  of  18 Pages
          ---------                                            ----    ----
--------------------------------------------------------------------------------

         For Galleon Communications Partners, L.P.:

         (a) Amount Beneficially Owned:

                  1,950 shares of Common Stock

         (b) Percent of Class:

                  0.0% (Based upon 70,485,916 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005)

         (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 1,950

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        1,950

         For Galleon Communications Offshore, Ltd.:

         (a) Amount Beneficially Owned:

                  8,050 shares of Common Stock

         (b) Percent of Class:

                  0.0% (Based upon 70,485,916 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005)

         (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 8,050

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        8,050

Pursuant to the partnership agreements of Galleon Captains Partners, L.P., Galleon Healthcare Partners, L.P. and Galleon Communications Partners L.P., Galleon Management, L.P. and Galleon Advisors, L.L.C. share all investment and voting power with respect to the securities held by Galleon Captains Partners, L.P., Galleon Healthcare Partners, L.P. and Galleon Communications Partners, L.P. Pursuant to an investment management agreement, Galleon Management, L.P. has all investment and voting power with respect to the securities held by Galleon Captains Offshore, Ltd., Galleon Healthcare Offshore, Ltd. and Galleon Communications Offshore, Ltd. Raj Rajaratnam, as the managing member of Galleon Management, L.L.C., controls Galleon Management, L.L.C., which, as the general partner of Galleon Management, L.P., controls Galleon Management, L.P. Raj Rajaratnam, as the managing member of Galleon Advisors, L.L.C., also controls Galleon Advisors, L.L.C. The shares reported herein by Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C.

--------------------------------------------------------------------------------

CUSIP NO. 872549100                      13G           Page     17  of  18 Pages
          ---------                                            ----    ----
--------------------------------------------------------------------------------

may be deemed beneficially owned as a result of the purchase of such shares by Galleon Captains Partners, L.P., Galleon Captains Offshore, Ltd., Galleon Healthcare Partners, L.P., Galleon Healthcare Offshore, Ltd., Galleon Communications Partners, L.P., and Galleon Communications Offshore, Ltd., as the case may be. Each of Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. disclaims any beneficial ownership of the shares reported herein, except to the extent of any pecuniary interest therein.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not applicable.

 ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

                  Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.  CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------------------------------------------------------------------------

CUSIP NO. 872549100                      13G           Page     18  of  18 Pages
          ---------                                            ----    ----
--------------------------------------------------------------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                       /s/ Raj Rajaratnam
                       ------------------
                       Raj Rajaratnam, for HIMSELF;
                       For GALLEON MANAGEMENT, L.L.C., as its Managing Member;
                       For GALLEON MANAGEMENT, L.P., as the Managing Member of
                          its General Partner, Galleon Management, L.L.C.;
                       For GALLEON ADVISORS, L.L.C., as its Managing Member;
                       For GALLEON CAPTAINS PARTNERS, L.P., as the Managing
                          Member of its General Partner, Galleon Advisors,
                          L.L.C.;
                       For GALLEON CAPTAINS OFFSHORE, LTD., as the Managing
                          Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
                       For GALLEON HEALTHCARE PARTNERS, L.P., as the Managing
                          Member of its General Partner, Galleon Advisors, L.L.C.; and
                       For GALLEON HEALTHCARE OFFSHORE, LTD., as the Managing
                          Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory
                       For GALLEON COMMUNICATIONS PARTNERS, L.P., as the
                          Managing Member of its General Partner, Galleon Advisors, L.L.C.; and
                       For GALLEON, COMMUNICATIONS PARTNERS, LTD., as the
                          Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory


Dated:  June 14, 2005

                                    Exhibit 1
                                    ---------

            The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


                       /s/ Raj Rajaratnam
                       ------------------
                       Raj Rajaratnam, for HIMSELF;
                       For GALLEON MANAGEMENT, L.L.C., as its Managing Member;
                       For GALLEON MANAGEMENT, L.P., as the Managing Member of
                          its General Partner, Galleon Management, L.L.C.;
                       For GALLEON ADVISORS, L.L.C., as its Managing Member;
                       For GALLEON CAPTAINS PARTNERS, L.P., as the Managing
                          Member of its General Partner, Galleon Advisors,
                          L.L.C.;
                       For GALLEON CAPTAINS OFFSHORE, LTD., as the Managing
                          Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
                       For GALLEON HEALTHCARE PARTNERS, L.P., as the Managing
                          Member of its General Partner, Galleon Advisors, L.L.C.; and
                       For GALLEON HEALTHCARE OFFSHORE, LTD., as the Managing
                          Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory
                       For GALLEON COMMUNICATIONS PARTNERS, L.P., as the
                          Managing Member of its General Partner, Galleon Advisors, L.L.C.; and
                       For GALLEON, COMMUNICATIONS PARTNERS, LTD., as the
                          Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory


Dated:  June 14, 2005